Exhibit 10.4

TE CONNECTIVITY LTD.

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED SEPTEMBER 19, 2012

ARTICLE 1 — PURPOSE

The TE Connectivity Ltd. Employee Stock Purchase Plan (the “Plan”) is created for the purpose of encouraging stock ownership by officers and employees of TE Connectivity Ltd. and its subsidiaries (the “Company”) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2 — ADMINISTRATION OF THE PLAN

The Plan will be administered by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company or its designee. The interpretation and construction by the Committee or its designee of any provision of the Plan shall be final unless otherwise determined by the Board of Directors.  The Committee or its designee may adopt, from time to time, such rules and regulations, as it deems appropriate for carrying out the Plan.  No member of the Committee or the Committee’s designee shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE 3 — ELIGIBLE EMPLOYEES

The Senior Vice President, Human Resources of TE Connectivity will, from time to time, determine which of the Company’s employees (including employees of the Company’s subsidiaries and divisions) will be eligible to participate in the Plan.  All officers who are employees of the Company will be eligible to participate in the Plan, unless otherwise determined by the Senior Vice President, Human Resources of TE Connectivity.  Eligible employees who elect to participate in the Plan shall hereinafter be referred to as “Participants”.

Notwithstanding the foregoing, any employee who sells Shares purchased under the Plan within three months of the date of purchase shall be precluded from participating in the Plan for the next 12 months.

ARTICLE 4 — SHARES TO BE PURCHASED

The stock subject to purchase under the Plan is 6,000,000 shares (subject to adjustment in the event of stock splits, stock dividends, recapitalization, or similar adjustment in the Company’s common stock) of the common stock of the Company (the “Shares”).  At the discretion of the Company, Shares purchased on behalf of Plan Participants (a) will be purchased on the open market or (b) will be issued to the Plan by the Company and allocated to Plan Participants from newly-issued shares or from shares (“Treasury Shares”) acquired by the Company, any Subsidiary or any other person or entity designated by the Company, including the Company’s treasury shares.

ARTICLE 5 — PAYROLL DEDUCTIONS

Participants, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares.  The maximum deduction shall not, on a per pay period basis, exceed a Participant’s base salary or commission (in the case of an employee who receives commission and no base salary) and deductions shall be exclusive of overtime and net withholding and other deductions.  The Participant may authorize increases or decreases in the amount of payroll deductions.  In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change in the manner specified by the Company and changes will take effect as soon as administratively possible.  The Company will accumulate and hold for the Participant’s account the amounts deducted from his/her pay.  No interest shall be paid on such amounts.  Notwithstanding the foregoing, the Committee may, in its sole discretion, authorize a special bonus payment be made to a Participant and such bonus be designated as an employee contribution.  Such employee contribution will be entitled to receive the matching Employer Contribution described in the next Article.  The bonus may exceed the contribution limits otherwise imposed on the Participants.  In the event that payroll deductions are either prohibited under local law or otherwise deemed to be administratively burdensome, the Company may accept employee contributions to the Plan in such other form as is deemed appropriate.

Notwithstanding any other provision in the Plan to the contrary, the maximum annual employee contribution for employees who are subject to the reporting and short-swing profit provisions of Section 16 of the Securities and Exchange Act of 1934 shall be $25,000.

ARTICLE 6 — EMPLOYER CONTRIBUTION

The Company will match each employee’s contribution by contributing to the Plan an additional fifteen percent (15%) of the employee’s payroll deduction.  The Company matching contribution will be paid on employee contributions made to the Plan up to a maximum annual contribution of $40,000 (US). For purposes of determining the Company’s maximum annual contribution in countries outside the United States, the U.S. dollar equivalent of the $40,000 employee contribution (or other designated annual employee contribution) for any calendar year will be based on the exchange rate in effect on the first business day of December of the prior calendar year.  The Committee, from time to time, may increase or decrease the percentage of the Company’s contribution to the Participant’s payroll deduction if the interests of the Company so require.  The matching contributions hereunder are not intended to be entitled or part of the regular compensation of any Participant.  The Company will pay all commissions relating to the purchase of the Shares under the Plan, and the Company will pay all administrative costs associated with the implementation and operation of the Plan.

ARTICLE 7 — AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by enrolling in the Plan and specifying his/her contribution amount in the manner authorized by the Company.  Such authorization will take effect as of the next practicable payroll period.  Unless a Participant authorizes changes to his/her payroll deductions in accordance with Article 5 or withdraws from the Plan, his/her deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8 — PURCHASE OF SHARES

All Shares purchased under the Plan which are purchased on the open market shall be purchased by a broker designated, from time to time, by the Committee.  On a monthly basis, as soon as practicable following the month end, the Company shall remit the total of contributions to the broker for the purchase of the Shares.  The broker will then execute the purchase order and the Plan Administrator shall allocate Shares (or fraction thereof) to each participant’s individual recordkeeping account.  In the event the purchase of Shares takes place over a number of days and at different prices, then each participant’s allocation shall be adjusted on the basis of the average price per Share over such period.

All Shares issued to the Plan from newly-issued or Treasury Shares will be allocated to Participants’ accounts as of the eighth trading day of the month and will be allocated based on the volume weighted average price of the Company’s stock on the New York Stock Exchange on such date.

ARTICLE 9 — ISSUANCE OF SHARES

The Shares purchased under the Plan shall be held by the Plan Administrator or its nominee.  Participants shall receive periodic statements that will evidence all activity in the accounts that have been established on their behalf.  Such statements will be issued by the Plan Administrator or its nominee.  In the event a Participant wishes to hold certificates in his/her own name, the Participant must instruct the Plan Administrator or its nominee independently and bear the costs associated with the issuance of such certificates and pay, if required, a fee for each certificate so issued.  Fractional Shares shall be liquidated on a cash basis only in lieu of the issuance of certificates for such fractional Shares upon the employee’s withdrawal.

ARTICLE 10 — AUTOMATIC DIVIDEND REINVESTMENT

Any dividends paid to Participants for Shares purchased under the Plan and held by the Plan Administrator shall be automatically reinvested in the Shares of the Company.

ARTICLE 11 — SALE OF SHARES PURCHASED UNDER THE PLAN

Each Participant may sell at any time all or any portion of the Shares acquired under the Plan and held by the Plan Administrator by notifying the Plan Administrator, or its designee, who will direct the broker to execute the sale on behalf of the Participant.  The Participant shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares.  All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax or other laws.  Each participant assumes the risk of any fluctuations in the market price of the Shares.

ARTICLE 12 — WITHDRAWAL FROM THE PLAN

A Participant may cease making contributions to the Plan at any time by changing his/her payroll deduction to zero as described in Article 5.  In order to execute a sale of all or part of the Shares purchased under the Plan and held by the Plan Administrator, the Participant must contact the Plan Administrator, or its designee, directly.  If the Participant desires to withdraw from the Plan by liquidating all or part of his/her shareholder interest, he/she shall receive the proceeds from the sale thereof, minus the commission and other expenses on such sale.

ARTICLE 13 — NO TRANSFER OR ASSIGNMENT

A Participant’s right to purchase Shares under the Plan through payroll deduction is his/hers alone and may not be transferred or assigned to, or availed of, by any other person.

ARTICLE 14 — TERMINATION OF EMPLOYEE RIGHTS

All of the employee’s rights under the Plan will terminate when he/she ceases to be an eligible employee due to retirement, resignation, death, termination, or any other reason.  A notice of withdrawal will be deemed to have been received from a Participant on the day of his/her final payroll deduction.  If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be deemed as having been received on the day the interruption occurs.

In the event of the employee’s termination of employment for any reason, a Participant will be required to:

1. Sell any shares then remaining in the Participant’s account; or

2. Transfer all remaining shares to an individual brokerage account; or

3. Request Computershare to issue a share certificate to the Participant for any shares remaining in the Participant’s account.

Any fractional shares remaining in the Participant’s account will be sold and the proceeds will be sent to the Participant.

If you do not take action within 60 days of notification by Computershare, your shares are issued in certificate form as described in option 3 above.  You will be sent a certificate representing your whole shares.  You will also receive a check equal to your proceeds from the sale of your fractional shares, less applicable transaction and handling fees.

ARTICLE 15 — TERMINATION AND AMENDMENT TO THE PLAN

The Plan may be terminated at any time by the Company’s Board of Directors if the interests of the Company so require.  Upon such termination, or any other termination of the Plan, all payroll deductions not used to purchase Shares will be refunded.  The Board of Directors also reserves the right to amend the Plan, from time to time, in any respect and authorizes the Committee to approve amendments to the Plan on its behalf.

ARTICLE 16 — LOCAL TAX LAWS

If the provisions of the Plan contradict local tax laws, the local tax laws shall prevail.